2ap Putnam Growth Opportunities Fund attachment
7/31/04 Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds year ended July 31, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $77,384.



74U1 (000s omitted)

Class A		52,367
Class B		49,536
Class C		4,376

74U2 (000s omitted)

Class M		1,718
Class R		0
Class Y		2,733


74V1

Class A		11.94
Class B		11.34
Class C		11.48


74V2

Class M		11.52
Class R		11.90
Class Y		12.12